UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) March 11, 2009
MGIC Investment Corporation

(Exact Name of Registrant as Specified in Its Charter)
Wisconsin

(State or Other Jurisdiction of Incorporation)

1-10816	39-1486475

(Commission File Number)	(IRS Employer Identification No.)

MGIC Plaza, 250 East Kilbourn Avenue, Milwaukee, WI	53202

(Address of Principal Executive Offices)	(Zip Code)
(414) 347-6480

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
     On March 11, 2009 we sent notice to the holder of record of our 9% Convertible Junior Subordinated Debentures due 2063 that we are deferring to April 1, 2019 the interest payment that was scheduled to be paid on April 1, 2009. The notice is an exhibit to this Report. During this 10-year deferral period interest on the Debentures will not be due and payable but will continue to accrue and compound semi-annually to the extent permitted by applicable law at an annual rate of 9%.
     When interest on the Debentures is deferred, we are required, not later than a specified time, to use reasonable commercial efforts to begin selling qualifying securities to persons who are not our affiliates. The specified time is one business day after we pay interest on the Debentures that was not deferred, or if earlier, the fifth anniversary of the scheduled interest payment date on which the deferral started. (Scheduled interest payment dates are April 1 and October 1 of each year.) Qualifying securities are common stock, certain warrants and certain non-cumulative perpetual preferred stock. The requirement to use such efforts to sell such securities is called the Alternative Payment Mechanism.
     The net proceeds of Alternative Payment Mechanism sales are to be applied to the payment of deferred interest, including the compound portion. Except at the final maturity of the Debentures or at the tenth anniversary of the start of the interest deferral, we cannot pay deferred interest other than from the net proceeds of Alternative Payment Mechanism sales. The Alternative Payment Mechanism does not require us to sell common stock or warrants before the fifth anniversary of the interest payment date on which that deferral started if the net proceeds (counting any net proceeds of those securities previously sold under the Alternative Payment Mechanism) would exceed the 2% cap. The 2% cap is 2% times the average closing price of our common stock times the number of our outstanding shares of common stock. The average price is determined over a specified period ending before the issuance of the common stock or warrants being sold, and the number of outstanding share is determined as of the date of our most recent publicly released financial statements.
     We are not required to issue under the Alternative Payment Mechanism a total of more than 10 million shares of common stock, including shares underlying qualifying warrants. In addition, we may not issue under the Alternative Payment Mechanism qualifying preferred stock if the total net proceeds of all issuances would exceed 25% of the aggregate principal amount of the Debentures.
     The Alternative Payment Mechanism does not apply during any period between scheduled interest payment dates if there is a “market disruption event” that occurs over a specified portion of such period. Market disruption events include any material adverse change in domestic or international economic or financial conditions.
     In addition to the deferral of the interest that would have been payable April 1, 2009, we have the right to defer interest that is payable on subsequent scheduled interest payment dates if we give notice as required by the Debentures. Any deferral of such interest would be on terms equivalent to those described above.
     The provisions of the Alternative Payment Mechanism are complex. The description above is not intended to be complete in all respects. Moreover, that description is qualified in its entirety by the terms of the Debentures, which are contained in the Indenture, dated as of March 28, 2008, between the Company and U.S. Bank National Association. The Indenture is filed as Exhibit 4.6 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

Item 9.01	Financial Statements and Exhibits
(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits. The following exhibit is being filed herewith:

(99)	Notice to the holder of record of the Company’s 9% Convertible Junior Subordinated Debentures due 2063

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGIC INVESTMENT CORPORATION
Date: March 11, 2009	By:	/s/ J. Michael Lauer
J. Michael Lauer
Executive Vice President and Chief Financial Officer